Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form  S‑3 (No. 333‑272553) of Independent Bank Group, Inc. of our report dated February 24, 2023, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries as of December 31, 2022, and for each of the years in the two year period ended December 31, 2022, which is included in this current report on Form 8‑K. We also consent to the reference to our firm under the caption "Experts" in the preliminary prospectus supplement dated July 29, 2024.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
July 29, 2024